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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               _________________



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                 AUGUST 1, 1997
                                 Date of Report
                       (Date of earliest event reported)


                             COLUMBUS REALTY TRUST
             (Exact name of registrant as specified in its charter)


         TEXAS                       001-12684                  75-2509086
(State of other jurisdiction    (Commission File Number)    (I.R.S. Employer
    of incorporation                                      Identification Number)
    or organization)

          15851 DALLAS PARKWAY, SUITE 855
                   DALLAS, TEXAS                                 75248-5421
     (Address of principal executive offices)                    (Zip Code)



                                 (972) 387-1492
              (Registrant's telephone number, including area code)

                                 Not Applicable

                         (Former name or former address
                         if changed since last report.)
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ITEM 5.            OTHER EVENTS.

       On August 4, 1997, the Registrant announced that it has entered into a definitive agreement and plan of merger, dated as of August 1, 1997 (the "Merger Agreement"), with Post Properties, Inc., a Georgia corporation ("Post"), pursuant to which the Registrant would be merged into a wholly owned subsidiary of Post. Post, which is one of the largest developers and operators of multifamily properties, currently owns 21,673 apartment homes (including its development portfolio) located primarily in metropolitan Atlanta, Georgia and Tampa, Florida. Pursuant to the Merger Agreement, each outstanding share of the Registrant's common shares will be converted into .615 shares of common stock of Post which will result in the issuance of approximately 8.4 million shares of common stock of Post. The merger is expected to be completed in November 1997, subject to the approval of the shareholders of the Registrant and Post and other customary conditions.

       For further information concerning the Merger and the Merger Agreement, see Exhibits 2.1 and 99.1 hereto, which are incorporated by reference.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

       (a)    Financial Statements of businesses acquired.

              Not applicable.

       (b)    Pro forma financial information.

              Not applicable.

       (c)    Exhibits.
              2      Agreement and  Plan of Merger,  dated as of August 1,
                     1997, by and among Post Properties, Inc., Post LP Holdings, Inc. and Columbus Realty Trust.

              99     Press release dated August 4, 1997.


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                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 5, 1997


                                COLUMBUS REALTY TRUST



                                By:    /s/ ROBERT L. SHAW
                                   ---------------------------------------------
                                       Robert L. Shaw, Vice Chairman, Chief
                                       Executive Officer and Trust Manager





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                              INDEX TO EXHIBITS


  EXHIBIT
  NUMBER         DESCRIPTION
  -------        -----------
    2           Agreement and  Plan of Merger,  dated as of August 1,
                1997, by and among Post Properties, Inc., Post LP Holdings,
                Inc. and  Columbus Realty Trust.

    99          Press release dated August 4, 1997.